EXHIBIT 99.1

BioAdaptives, Inc.’s Board of Directors Approves a One-for-One Stock Dividend

LAS VEGAS, Dec. 03, 2024 (GLOBE NEWSWIRE) -- via IBN – BioAdaptives Inc. (OTC: BDPT) Board of Directors has approved a dividend to all common stockholders. They will receive matching shares for all of the shares they own on the Record Date.

CEO James Keener stated, “This dividend is designed to acknowledge your steadfast belief in our vision and to reward you for standing by us as valued stakeholders.”

Key Details:

•	Dividend Structure: One additional share of common stock for each share owned as of the record date.

•	Record Date: Projected for the second week of January 2025

•	Payment Date: Within 15 days from the Record Date

Keener added, “This special dividend aligns with our dedication to enhancing shareholder value while reinforcing our focus on long-term growth and success. The additional shares you will receive signify our shared optimism for the future and our determination to deliver results that benefit all stakeholders.”

About BioAdaptives, Inc.

BioAdaptives, Inc. (OTC: BDPT) is a leader in the nutritional products industry, committed to delivering innovative solutions that enhance quality of life, anti-aging, cell repair, and well-being. With a deep focus on research, customer insights, and sustainable practices, BioAdaptives Inc. redefines what customers can expect from nutritional products. For more information, visit www.bioadaptives.com.